UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 27, 2026

374WATER INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-27866	88-0271109
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Southcenter Court, Suite200

Morrisville, NC 27560

(Address of Principal Executive Offices)(Zip Code)

(440) 601-9677

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SCWO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with President and Chief Executive Officer

On April 27, 2026, 374Water Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Daniel Bogar, the Company’s President and Chief Executive Officer. The Company’s appointment of Mr. Bogar as President and Chief Executive Officer, effective February 23, 2026, was previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2026.

The Employment Agreement provides that Mr. Bogar will receive an annual base salary of $225,000, subject to periodic review by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

In addition, Mr. Bogar will be eligible to receive an annual performance bonus with a target of up to one hundred percent (100%) of his base salary, pro-rated for fiscal year 2026 to reflect the portion of 2026 during which he served as the Company’s President and Chief Executive Officer. For fiscal year 2026, fifty percent (50%) of the bonus will be based on achieving operational objectives and fifty percent (50%) will be based on achieving strategic objectives, in each case as determined by the Board in consultation with Mr. Bogar. For each fiscal year following 2026, annual bonus objectives will be mutually agreed upon by the Compensation Committee and Mr. Bogar.

Subject to the approval of the Board or the Compensation Committee, and pursuant to the Company’s 2021 Equity Incentive Plan, as amended, the Company has agreed to grant Mr. Bogar: (i) an option to purchase 175,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value of the common stock as of the date of grant (the “Option Grant”); and (ii) a restricted stock unit award covering 175,000 shares of the Company’s common stock (the “RSU Grant”). Twenty-five percent (25%) of each of the Option Grant and the RSU Grant will vest on the date of grant, and the remaining seventy-five percent (75%) will vest in eight equal quarterly installments at the end of each calendar quarter beginning June 30, 2026, in each case subject to Mr. Bogar’s continuous service through the applicable vesting date.

Mr. Bogar will be eligible to participate in the Company’s employee retirement, insurance, benefit and paid time off programs on terms no less favorable than those provided to the Company’s other executive officers.

If Mr. Bogar’s employment is terminated by the Company without “Cause” or by Mr. Bogar for “Good Reason” (each as defined in the Employment Agreement), and subject to his timely execution and non-revocation of a separation and release agreement in a form acceptable to the Company, Mr. Bogar will be entitled to receive: (i) an amount equal to six (6) months of his then-current base salary, payable in substantially equal installments over a six-month period in accordance with the Company’s regular payroll practices; (ii) continued coverage under the Company’s medical, health and vision insurance plans for Mr. Bogar and his eligible dependents for a period of six (6) months, subject to his continued payment of any required employee contribution; (iii) any earned but unpaid annual bonus with respect to any completed performance period or milestone; (iv) a pro-rated annual bonus for the fiscal year in which his employment terminates, based on actual performance, payable when annual bonuses are otherwise paid to other executives of the Company; and (v) accelerated vesting of the unvested portion of awards under the Company’s 2021 Equity Incentive Plan for a period of six (6) months following the termination date. Mr. Bogar will not be entitled to the foregoing severance benefits if he is removed as the Company’s President and Chief Executive Officer but is retained by the Company as an executive or senior officer with a base salary and bonus opportunity not reduced by more than ten percent (10%).

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 27, 2026, by and between 374Water Inc. and Daniel Bogar.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2026	374WATER INC.

	By:	/s/ Adrienne Anderson
	Name:	Adrienne Anderson
	Title:	Chief Financial Officer

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